EXHIBIT 21.1

                              LIST OF SUBSIDIARIES


The subsidiaries of The Neptune Society, Inc. are as follows:

     o Neptune Society of America, Inc., a company incorporated under the laws of the State of California;

     o Neptune Management Corp., a company incorporated under the laws of the State of California;

     o Heritage Alternatives, Inc., a company incorporated under the laws of the State of California;

     o Neptune Pre-Need Plan, Inc., a company incorporated under the laws of the State of California;

     o Neptune Funeral Services, Inc., a company incorporated under the laws of New York; and

     o Neptune Funeral Services of Westchester, Inc., a company incorporated under the laws of New York.